HOWE AND RUSLING, INC.

CODE OF ETHICS

AS AMENDED AND RESTATED ON MARCH 16, 2007

Howe & Rusling, Inc. (“H&R”) is registered as an investment adviser with the Securities and Exchange Commission (“Commission”) pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940 (“Advisers Act”).  H&R is dedicated to providing effective, professional investment management services to a variety of institutional and individual advisory clients.  H&R’s reputation is a reflection of the quality of its employees and their dedication to excellence in serving its clients.  In order to ensure such dedication to excellence, H&R’s employees must possess the requisite education, experience, intelligence and judgment necessary to effectively serve as investment management professionals Each employee is expected to demonstrate the highest standards of moral and ethical conduct as a condition for continued employment with H&R.

H&R serves as investment manager for individual and institutional advisory clients and, in addition, currently serves as sub-advisor for two registered management investment companies,  each of which is a “ Reportable Fund” as defined herein.   The individuals, institutions and Reportable Funds for which H&R provides investment management services are referred to herein collectively as “Clients”.

As a registered investment adviser, H&R recognizes its fiduciary duties to its Clients under the Advisers Act as well as its responsibilities to its investment company Clients under the Investment Company Act of 1940 (“1940 Act”). H&R also recognizes that this fiduciary duty involves the responsibility to place the interests of a Client before those of H&R or any of its employees, and that failure to do so may result in a violation of the anti-fraud provisions of the Advisers Act. Accordingly, H&R has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that are intended to promote ethical practices and conduct by all of its “Supervised Persons”  as defined herein and to ensure that all such “Supervised Persons” comply with the federal securities laws.

A.

STATEMENT OF FIDUCIARY PRINCIPLES/STANDARD OF BUSINESS CONDUCT

The specific policies and procedures set forth in this Code embody four key principles that are intended to define the standard of business conduct required by H&R of all Supervised Persons.

1.

The interests of Clients must always be paramount.

Supervised Persons have a legal, fiduciary duty to place the interests of Clients first. In any decision relating to their personal investments, Supervised Persons must scrupulously avoid serving their own interests ahead of those of any Client.

2.

Supervised Persons may not take advantage of their relationship with Clients.

Supervised Persons must avoid becoming involved in any situation that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients.  Examples of such situations involve, among others, unusual investment opportunities, acceptance of perquisites, and acceptance of gifts having more than nominal value from persons seeking to do business with H&R.

3.

In effecting personal securities transactions, Supervised Persons should avoid any actual, potential, or apparent conflicts of interest.

The Code is based on the premise that Supervised Persons owe a fiduciary duty to Clients.  Accordingly, Supervised Persons must conduct all personal securities transactions in a manner consistent with this Code.  The obligation to avoid any activity that creates an actual, potential, or apparent conflict of interest includes the obligation to refrain from executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.  Supervised Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duties to clients.

4.

Supervised Persons must comply with all applicable laws.

Supervised Persons must comply with all applicable laws, including the federal securities laws in both work-related and personal activities

B.

Definitions

1.

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the 1940 Act and in Rule 204A-1 of the Advisers Act, and shall include:

a.

Any “Supervised Person” of H&R who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or who has access to nonpublic information regarding any Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund;

b.

Any  “Supervised Person” of H&R who, in connection with his or her regular functions or duties, makes or participates in making securities recommendations to Clients or who has access to such recommendations that are nonpublic; and

c.

All officers, directors (or persons occupying a similar status or performing a similar function) and employees of H&R.

2.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation  and includes a dividend reinvestment plan.

3.

“Beneficial Ownership” means, in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.(“Exchange Act”) having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “Pecuniary Interest” in the security.1

4.

“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer of H&R.

5.

“Client” means any client of H&R, including a registered investment company (mutual fund) or other person or entity.

6.

“Code” means this Code of Ethics.

7.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

8.

“Covered Security” means any Security as defined in Section 2(a)(36) of the 1940 Act, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, and (iv) shares issued by investment companies (whether open-end, closed-end or hybrid) other than Reportable Funds. It is expressly understood that exchange-traded funds are included in the definition of Covered Security for purposes of this Code of Ethics.

9.

“Decision-Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

10.

“Howe & Rusling Board Members” means members of the Howe & Rusling Board of Directors including those that are not employees of Howe & Rusling.

11.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships.  For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “Indirect Pecuniary Interest” of the Access Person, absent special circumstances.

12.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

1 Rule 16a-1(a)(2) under the Exchange Act specifies that, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, a director, officer or employee may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household (e.g. spouse or children), or by certain partnerships, trusts, corporations or other arrangements.

13.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

14.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

15.

“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

16.

“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

17.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by H&R when a recommendation to purchase or sell has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.  These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold for all relevant Clients.

18.

“Restricted List” means the list of securities maintained by the CCO in which trading by Supervised Persons is generally prohibited.

19.

“Reportable Fund” means (i) any investment company for which H&R serves as investment adviser  or sub-adviser, or (ii) any investment company whose investment adviser or principal underwriter is controlled by or is under common control with H&R.

20.

“Security” shall have the same meaning as set forth in Section 2(a)(36) of the 1940 Act and means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

21.

“Supervised Person” shall have the same meaning as set forth in Section 202(a)(25) of the Advisers Act and means any partner, officer director (or other person occupying a similar status or performing similar functions), or an employee of H&R, or other person who provides investment advice on behalf of H&R and is subject to the supervision and control of H&R.   Any provisions of this Code that apply directly to Supervised Persons apply equally to all accounts in the names of the other persons in which such Supervised Persons have Beneficial Ownership.

C.

RESTRICTIONS ON, AND PROCEDURES TO MONITOR, PERSONAL INVESTING ACTIVITIES

1.

General Restrictions

a.

No Access person may beneficially acquire any Covered Security in an Initial Public Offering.

b.

No Access Person may acquire any Covered Security issued in a Limited Offering without prior written authorization of the acquisition by the CCO.

c.

No Access Person may accept any fee, commission, gift, or services, other than gifts of de minimis value, from any single person or entity that does business with or on behalf of H&R.

d.

No Decision-Making Access Person may serve on the board of directors of a publicly traded company without prior authorization from the CCO based upon a determination that such service would be consistent with the interests of Clients.  Supervised Persons that serve on such boards of directors are not permitted to participate in any investment decisions made by H&R involving Covered Securities of a company on whose board they serve.

e.

No Decision-Making Person may execute a Personal Securities Transaction without authorization of the CCO or such persons who may be designated by the CCO from time to time.

2.

Pre-Clearance of Personal Securities Transactions by Certain Access Persons

Subject to the exceptions set forth in this Section C.2., all Access Persons wishing to engage in a Personal Securities Transaction must obtain prior authorization of any such Personal Securities Transaction from the CCO or such person or persons that the CCO may from time to time designate to make such authorizations.  H&R Board Members that are not involved in the investment decision-making processes at H&R are not required to obtain security pre-clearance for their Personal Securities Transactions, but must submit all initial, annual, and quarterly reports as described in Subsection 4 of this Section C.  Personal Securities Transactions by the CCO shall require prior authorization from a senior officer of H&R (unless such person is also the CCO), who shall perform the review and approval functions relating to reports and trading by the CCO. H&R shall adopt the appropriate forms and procedures for implementing this Code.

Any authorization provided under this Section C.2. shall be effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained.  If the order for the transaction is placed but not executed within that time period, no new authorization shall be required unless the person placing the order originally amends the order in any manner. Authorization for “good until canceled” orders are effective unless the order conflicts with an H&R order.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by H&R, such person shall cancel the trade.

3.

Exempted Transactions

The provisions described in Subsections 2 and 3 of this Section C, entitled “General Restrictions” and “Pre-Clearance of Personal Securities Transactions by Certain Access Persons” shall not apply to the following transactions:

a.

Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

b.

Purchases or Sales of Securities which are non-volitional on the part of the Access Person (for example, the receipt of stock dividends);

c.

Purchase of Securities made as part of automatic dividend reinvestment plans;

d.

Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

e.

Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

4.

Reporting and Monitoring

H&R is required under the Advisers Act and the 1940 Act to keep records of certain transactions in Covered Securities in which Access Persons have direct or indirect Beneficial Ownership.  Access Persons should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members.  The following reporting requirements have been adopted to enable H&R to satisfy these requirements:

a.

Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or the commencement of a relationship with H&R, all Access Persons are required to submit to the CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or a member of their Immediate Family have a Beneficial Ownership.  Each such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. Thereafter, each Access Person must update the information contained in such report on an annual basis and the report should be submitted with the annual holdings reports described below.  In addition, Access Persons must notify the CCO immediately upon the opening of a new personal brokerage account. Access Persons must arrange for delivery of duplicate account statements and trade confirmations to the CCO.

b.

Initial Holdings Report

Within ten days of becoming an Access Person each Access Person must submit to the CCO an Initial Holdings Report that contains the following information about each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership:   the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of thereof.  The Initial Holdings Report must state the date on which it is submitted and provide information that is current as of a date no more than 45 days prior to the date that the report was submitted .

c.

Annual Holdings Reports

On an annual basis all Access Persons must supply the information required to be provided in the Initial Holdings Report (Annual Holdings Report).  Each Annual Holdings Report must state the date on which it is submitted, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted.  Such reports must state the date on which they are submitted.

d.

Quarterly Transaction Reports

All Access Persons, shall report to the CCO the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•

The price of the Covered Security at which the transaction was effected; and

•

The name of the broker, dealer, or bank with or through whom the transaction was effected.

•

The date the Access Person Submits the Report.

Such Quarterly Transaction Reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Quarterly Transactions Reports may be provided in the form of Confirmations and Brokerage Statements sent directly to the CCO.

D.

ADMINISTRATION OF THE CODE OF ETHICS/SANCTIONS

1.

The CCO shall provide each Supervised Person with a copy of this Code and any amendments thereto.

2.

Each Supervised person must provide the CCO with a written acknowledgment of his or her receipt of this Code and any amendments thereto.

3.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with H&R.

4.

Each Supervised Person must report any violations of this Code promptly to the CCO.

5.

Upon receipt of a report of any violations of this Code, the CCO will investigate the circumstances of the alleged violation.  Upon a determination by the CCO that there has been a violation of this Code, the CCO may impose such sanctions as he deems appropriate including, among other things, the issuance of a letter of censure or suspension or termination of the employment of the violator.

6.

The CCO shall review the transaction information provided by Access Persons pursuant to this Code.  If a transaction appears to be a violation of this Code, the CCO . may impose such sanctions as he deems appropriate including, among other things, the issuance of a letter of censure or suspension or termination of the employment of the violator.

7.

The CCO reserves the right to report any violations of the Code to the Board of Directors of H&R.

8.

No less frequently than annually the CCO shall provide a written report to the H&R Board of Directors,  which report shall describe any issues arising under the Code since the last report to the Board of Directors and, in addition, shall:

a.

Summarize existing procedures concerning Personal Securities Transactions and any non-material changes in the procedures made during the prior year;

b.

Identify any material violations of this Code and any significant remedial actions taken or sanctions imposed in response to such material violations during the prior year; and;

c.

Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

d.

Identify any requests that H&R has received from its investment company clients and/or their respective agents, including their respective investment advisers, for information concerning the Code and/or any material compliance matters arising under the Code.

1.

No less frequently than annually the CCO shall provide report on Personal Securities Transactions by Access Persons to the H&R Board of Directors which report shall:

a.

Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

b.

Identify any violations of this Code and any significant remedial action taken during the prior year; and

c.

Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

 10.

The CCO  shall provide all Supervised Persons with a copy of this Code.  Upon receipt of this Code, all Supervised Persons must do the following:

a.

All new Supervised Persons must read the Code, complete all relevant forms supplied by the CCO (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the CCO to discuss the provisions herein within two calendar weeks of employment.

b.

Existing Supervised Persons who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the CCO (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the CCO to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

.

c.

All  Supervised Persons must certify on an annual basis that they have read and understood the Code.

Any violations of this Code should be reported promptly to the CCO.  Failure to do so will be deemed a violation of the Code.